                                                                   EXHIBIT 10.37

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                            ASSET EXCHANGE AGREEMENT

                                     AMONG

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES,

                       CHANCELLOR MEDIA LICENSEE COMPANY

                                      AND

                           SFXTX LIMITED PARTNERSHIP

                            DATED AS OF MAY __, 1998




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
                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vi

ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II. EXCHANGE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

   2.1. Exchange of Personal Property, Records and Owned Real Property. . . . . . . . . . . . . . . . . . . . . . . .  10

   2.2. Exchange of Real Property Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

   2.3. Exchange of Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   2.4. Exchange of Station Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   2.5. Exchange of Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   2.6. Cash Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   2.7. Allocation of Values. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   2.8. Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

   2.9. Assumption of Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SFX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   3.1. Organization and Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   3.2. Authorization of Agreement; No Breach.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   3.3. Qualification as Assignor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   3.4. Absence of Conflicting Orders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   3.5. Absence of Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   3.6. Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   3.7. Title.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF  CHANCELLOR AND CHANCELLOR LICENSEE . . . . . . . . . . . . . . . . . .  17

   4.1. Title.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE V. COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   5.1. Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

   5.2. Post-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI. CONDITIONS TO THE PARTIES' OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

   6.1. Long Island/Jacksonville Exchange Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

   6.2. Capstar/SFX Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   6.3. Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   6.4. Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   7.1. Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   7.2. Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   7.3. Documents to be Delivered by Chancellor and Chancellor Licensee.  . . . . . . . . . . . . . . . . . . . . . .  22

   7.4. Documents to be Delivered by SFX. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VIII. TRANSFER TAXES; FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

   8.1. Transfer Taxes and Similar Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

   8.2. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

   9.1. Indemnification by Chancellor and Chancellor Licensee.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

   9.2. Indemnification by SFX. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

   9.3. Survival of Covenants, Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   9.4. Indemnification Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE X. OTHER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

   10.1. Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

   10.2. Benefit and Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

   10.3. No Third-Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

   10.4. Nature of Representations and Warranties: Entire Agreement, Amendments, etc. . . . . . . . . . . . . . . . .  29

   10.5. Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   10.6. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

   10.7. Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   10.8. Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

   10.9. Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                   SCHEDULES

1.1         Houston Contracts
1.2         Houston Intellectual Property
1.3         Houston Personal Property
1.4         Houston Real Property Leases
1.5         Houston Station Licenses
1.6         Jacksonville Contracts
1.7         Jacksonville Intellectual Property
1.8         Jacksonville Owned Real Property
1.9         Jacksonville Personal Property
1.10        Jacksonville Real Property Leases
1.11        Jacksonville Station Licenses

                            ASSET EXCHANGE AGREEMENT

                 ASSET EXCHANGE AGREEMENT, dated as of May ___, 1998, among Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Chancellor"), Chancellor Media Licensee Company, a Delaware corporation ("Chancellor Licensee") and SFXTX Limited Partnership, a Delaware limited partnership ("SFX").

                 WHEREAS, Chancellor and Capstar Broadcasting Corporation, a Delaware corporation ("Capstar") are parties to an agreement, dated February 20, 1998 (as such agreement may be amended from time to time, the "Master Agreement"), under which Chancellor and Capstar agreed to exchange, or to cause their subsidiaries to exchange, certain radio stations pursuant to the terms and conditions contained in the Master Agreement;

                 WHEREAS, as part of the Master Agreement, the parties have agreed to exchange the Jacksonville Stations (as defined below) plus cash in the amount of Ninety Million Two Hundred and Fifty Thousand Dollars ($90,250,000), for the Houston Station (as defined below);

                 WHEREAS, Chancellor owns all of the assets used in, held for use in connection with or necessary for the conduct of the business or operations of radio stations WAPE-FM and WFYV(FM) (the "Jacksonville Stations");

                 WHEREAS, Chancellor Licensee holds the licenses, permits and authorizations issued by the Federal Communications Commission (the "FCC") for the operation of the Jacksonville Stations;

                 WHEREAS, SFX owns all of the assets used in, held for use in connection with or necessary for the conduct of the business or operations, and holds the licenses, permits and authorization issued by the FCC for the operation, of radio station KODA(FM), Houston (the "Houston Station");

                 WHEREAS, Chancellor and Chancellor Licensee, on the one hand, and SFX on the other, desire to contemporaneously exchange certain property and assets used in, held for use in connection with or necessary for the conduct of the business or operations of the Jacksonville Stations and the Houston Station (collectively, the "Stations"); and

                 WHEREAS, Chancellor and Chancellor Licensee, on the one hand, and SFX on the other, intend to transfer the Stations in a transaction that will qualify to the maximum extent permissible as a multiple asset "like-kind exchange" under Section 1031 of the Code (as defined below), and each of Chancellor, Chancellor Licensee and SFX are willing to take such steps as are necessary to enable the transactions contemplated hereby to so qualify.

                 NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

                 Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below.

                 1.1. "Accounts Receivable" shall mean the rights to cash payments for the sale of advertising time by the Stations prior to the Cut-Off Time.

                 1.2. "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                 1.3.     "Agreement" shall mean this Asset Exchange Agreement.

                 1.4. "Business Day" shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

                 1.5.     "Closing Date" shall mean the date of this Agreement.

                 1.6. "Code" shall mean the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any governmental authority.

                 1.7. "Contracts" shall mean the Jacksonville Contracts and the Houston Contracts.

                 1.8. "Cut-Off Time" shall mean 12:01 a.m., local time, on the Closing Date.

                 1.9. "FCC Applications" shall mean the Jacksonville FCC Applications and the Houston FCC Application.

                 1.10. "FCC Consents" shall mean the action by the FCC granting each of the FCC Applications.

                 1.11. "Houston Assets" shall mean the Houston Contracts, the Houston Intellectual Property, the Houston Personal Property, the Houston Real Property Leases, the Houston Records and the Houston Station Licenses.

                 1.12. "Houston Contracts" shall mean all contracts, agreements, purchase orders and leases of whatever nature, whether written or oral, of SFX, used in, held for use in connection with or necessary for the conduct of the business or operations of the Houston Station or the Houston Assets, including, without limitation, employment contracts and other contracts, agreements, purchase orders and leases identified on Schedule 1.1, but excluding the Houston Real Property Leases.

                 1.13. "Houston FCC Application" shall mean the application or applications that SFX and Chancellor have filed with the FCC requesting its consent to the assignment of the Houston Station Licenses from SFX to Chancellor.

                 1.14. "Houston Intellectual Property" shall mean all SFX's right, title and interest in and to the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulas, trade secrets, jingles, know-how, confidential business and technical information, computer software, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing, used in, held for use in connection with or necessary for the conduct of the business or operations of the Houston Station or the Houston Assets, including, without limitation, all intellectual property identified on Schedule 1.2.

                 1.15. "Houston Personal Property" shall mean all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property owned or leased by SFX used in, held for use in connection with or necessary for the conduct of the business or operations of the Houston Station or the Houston Assets including, without limitation, all of those items identified on Schedule 1.3.

                 1.16. "Houston Real Property Leases" shall mean all of SFX's leases, subleases, licenses and occupancy agreements, including any amendments thereto, relating to real property used in, held for use in connection with or necessary for the conduct of the business or operations of the Houston Station or the Houston Assets, including, without limitation, those items identified on Schedule 1.4, together with all easements and other appurtenances for the benefit thereof.

                 1.17. "Houston Records" shall mean all files, records (including but not limited to copies of the general ledger and accounts receivable records), logs, program materials, programs, lists, music libraries, public inspection files that relate to the Houston Station and all proprietary information and data, maps, plans, diagrams, blueprints, schematics and technical drawings, engineering records, and FCC applications and filings maintained with respect to the Houston Station pursuant to the rules and regulations of the FCC.

                 1.18. "Houston Required Consents" shall mean any rights, privileges and obligations under any Houston Contract identified as "Material" on the Schedules to this Agreement, to be assigned pursuant to this Agreement, that are not capable of being assigned without the consent, approval or waiver of a third person or entity.

                 1.19. "Houston Station Licenses" shall mean the licenses, permits and other authorizations issued by the FCC, the Federal Aviation Administration (the "FAA") and any other federal, state or local governmental or regulatory authorities in connection with the business or operations of the Houston Station or the Houston Assets including, without limitation, the licenses, permits and other authorizations identified on Schedule 1.5.

                 1.20. "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

                 1.21. "Jacksonville Assets" shall mean the Jacksonville Contracts, the Jacksonville Intellectual Property, the Jacksonville Personal Property, the Jacksonville Owned Real Property, the Jacksonville Real Property Leases, the Jacksonville Records and the Jacksonville Station Licenses.

                 1.22. "Jacksonville Contracts" shall mean all contracts, agreements, purchase orders and leases of whatever nature, whether written or oral, of Chancellor, used in, held for use in connection with or necessary for the conduct of the business or operations of the Jacksonville Stations or the Jacksonville Assets, including, without limitation, employment contracts and other contracts, agreements, purchase orders and leases identified on Schedule 1.6, but excluding the Jacksonville Real Property Leases.

                 1.23. "Jacksonville FCC Applications" shall mean the application or applications that Chancellor and SFX have filed with the FCC requesting its consent to the assignment of the Jacksonville Stations Licenses from Chancellor to SFX.

                 1.24. "Jacksonville Intellectual Property" shall mean all of Chancellor's right, title and interest in and to the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulas, trade secrets, jingles, know-how, confidential business and technical information, computer software, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing, used in, held for use in connection with or necessary for the conduct of the business or operations of the Jacksonville Stations or the Jacksonville Assets including, without limitation, all intellectual property identified on Schedule 1.7.

                 1.25. "Jacksonville LMA" shall mean the Local Marketing Agreement, dated July 1, 1996, as amended, between Chancellor Radio Broadcasting Company ("CRBC") and SFX Broadcasting, Inc. ("SFX Broadcasting"), providing for the sale of substantially all of the programming time on the Jacksonville Stations from CRBC to SFX Broadcasting.

                 1.26. "Jacksonville Owned Real Property" shall mean all real property and interests in real property owned by Chancellor and used in, held for use in connection with, necessary for the conduct of or otherwise material to, the business or operations of the Jacksonville Stations or the Jacksonville Assets, together with all easements and other appurtenances for the benefit thereof, all of which is identified on Schedule 1.8.

                 1.27. "Jacksonville Personal Property" shall mean all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property owned or leased by Chancellor used in, held for use in connection with or necessary for the conduct of the business or operations of the Jacksonville Stations or the Jacksonville Assets, including, without limitation, all of those items identified on Schedule 1.9.

                 1.28. "Jacksonville Real Property Leases" shall mean all of Chancellor's leases, subleases, licenses and occupancy agreements, including any amendments thereto, relating to real property used in, held for use in connection with or necessary for the conduct of the business or operations of the Jacksonville Stations or the Jacksonville Assets, including, without limitation, those items identified on Schedule 1.10, together with all easements and other appurtenances for the benefit thereof.

                 1.29. "Jacksonville Records" shall mean all files, records (including but not limited to copies of the general ledger and accounts receivable records), logs, program materials, programs, lists, music libraries, public inspection files that relate solely to the Jacksonville Stations and all proprietary information and data, maps, plans, diagrams, blueprints, schematics and technical drawings, engineering records, and FCC applications and filings maintained solely with respect to the Jacksonville Stations pursuant to the rules and regulations of the FCC.

                 1.30. "Jacksonville Required Consents" shall mean any rights, privileges and obligations under any Jacksonville Contract identified as "Material" on the Schedules to this Agreement, to be assigned pursuant to this Agreement, that are not capable of being assigned without the consent, approval or waiver of a third person or entity.

                 1.31. "Jacksonville Station Licenses" shall mean the licenses, permits and other authorizations issued by the FCC, the FAA and any other federal, state or local governmental or regulatory authorities in connection with the business or operations of the Jacksonville Stations or the Jacksonville Assets including without limitation, the licenses, permits and other authorizations identified on Schedule 1.11.

                 1.32. "Liens" shall mean all debts, liens, charges, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances and other impairments of title.

                 1.33. "Permitted Liens" shall mean (i) statutory Liens for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers', and other similar Liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings,
(iii) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (iv) liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any governmental entity, necessary or beneficial to the continued use and occupancy of the Houston Assets or the Jacksonville Assets, as applicable, or the continuation of the operation of any Station, (v) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (vi) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Houston Real Property or the Jacksonville Real Property, as applicable, and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, and (vii) public utility easements of record, in customary form, to serve the Houston Real Property or the Jacksonville Real Property, as applicable.

                 1.34. "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 1.35. "Proration Items" shall mean all revenues, refunds, deposits and prepaid expenses of the Stations and any power and utility charges, business and license fees (including retroactive adjustments thereof), sales and service charges, commissions, special assessments, prepaid rental payments, real estate and other property taxes and assessments with respect to real property, prepaid cash time sales agreements, program license fees, broadcast rights fees, accrued vacation, unused sick leave and other similar prepaid and deferred items and any other operating expenses incurred in the ordinary course of business.

                 1.36. "Real Property Leases" shall mean the Jacksonville Real Property Leases and the Houston Real Property Leases.

                 1.37. "Station Licenses" shall mean the Jacksonville Station Licenses and the Houston Station Licenses.

                 1.38. "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

                 1.39. Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the introduction, recitals or section indicated below:

          Appraisals                                                         Section 2.7(a)
          Capstar/SFX Merger                                                 Section 6.2
          Cash Consideration                                                 Section 2.6
          Chancellor Indemnitees                                             Section 9.2(a)
          Closing                                                            Section 7.1
          FCC                                                                Recitals
          Final Proration Amount                                             Section 7.2(b)
          Houston Accounts Receivable                                        Section 5.2(b)
          Houston Schedule of Accounts Receivable                            Section 5.2(b)
          Houston Station                                                    Recitals
          Indemnified Party                                                  Section 9.4
          Indemnifying Party                                                 Section 9.4
          Jacksonville Stations                                              Recitals
          Long Island/Jacksonville Exchange Agreement                        Section 6.1(a)
          Losses                                                             Section 9.1(a)
          Master Agreement                                                   Recitals
          Proration Amount                                                   Section 7.2(a)
          Section 1031 Schedule                                              Section 2.7(b)
          SFX Indemnitees                                                    Section 9.1(a)
          Stations                                                           Recitals

                                  ARTICLE II.
                               EXCHANGE OF ASSETS

                 2.1. Exchange of Personal Property, Records and Owned Real Property. Concurrently with the execution of this Agreement, (i) Chancellor shall assign, transfer, convey and deliver or cause to be assigned, transferred, conveyed or delivered to SFX the Jacksonville Personal Property, the Jacksonville Records and the Jacksonville Owned Real Property and (ii) SFX shall assign, transfer, convey and deliver or cause to be assigned, transferred, conveyed or delivered to Chancellor the Houston Personal Property, the Houston Records and the Houston Owned Real Property.

                 2.2. Exchange of Real Property Leases. Concurrently with the execution of this Agreement, (a) Chancellor shall assign or cause to be assigned to SFX all of its rights, privileges and obligations under the Jacksonville Real Property Leases and (b) SFX shall assign or cause to be assigned to Chancellor all of its rights, privileges and obligations under the Houston Real Property Leases.

                 2.3. Exchange of Contracts. (a) Subject to (b) and (c) below, concurrently with the execution of this Agreement, (i) Chancellor shall assign or cause to be assigned to SFX all of its rights, privileges and obligations under the Jacksonville Contracts and (ii) SFX shall assign or cause to be assigned to Chancellor all of its rights, privileges and obligations under the Houston Contracts.

                          (b)     With respect to any consents, approvals and
waivers required for the assignment of the rights, privileges and obligations under the Houston Contracts which have not been received prior to the date hereof, SFX shall use commercially reasonable efforts to obtain such consents, approvals and waivers after the Closing Date. During the period between the Closing Date and the date that SFX obtains such consent, SFX shall act as Chancellor's agent in connection with such contract and the parties shall cooperate to cause Chancellor to receive the benefit of the rights and privileges under such contract in exchange for performance by Chancellor of all of SFX's obligations under such contract (including but not limited to the payment to SFX of all amounts due under the contract on and after the Cut-Off Time for services provided by SFX).

                          (c)     With respect to any consents, approvals and
waivers required for the assignment of the rights, privileges and obligations under the Jacksonville Contracts which have not been received prior to the date hereof, Chancellor shall use commercially reasonable efforts to obtain such consents, approvals and waivers after the Closing Date. During the period between the Closing Date and the date that Chancellor obtains such consent, Chancellor shall act as SFX's agent in connection with such contract and the parties shall cooperate to cause SFX to receive the benefit of the rights and privileges under such contract in exchange for performance by SFX of all of Chancellor's obligations under such contract (including but not limited to the payment to Chancellor of all amounts due under the contract on and after the Cut-Off Time for services provided by Chancellor).

                 2.4. Exchange of Station Licenses. Concurrently with the execution of this Agreement, (a) Chancellor and Chancellor Licensee shall assign or cause to be assigned to SFX all of their right, title and interest in and to the Jacksonville Station Licenses, and (b) SFX shall assign or cause to be assigned to Chancellor and Chancellor Licensee all of SFX's right, title and interest in and to the Houston Station Licenses.

                 2.5. Exchange of Intellectual Property. Concurrently with the execution of this Agreement, (a) Chancellor shall assign or cause to be assigned to SFX the Jacksonville Intellectual Property and (b) SFX shall assign or cause to be assigned to Chancellor the Houston Intellectual Property.

                 2.6. Cash Payment. As additional consideration for the exchange of the Houston Assets for the Jacksonville Assets, Chancellor is paying an aggregate amount of Ninety Million Two Hundred and Fifty Thousand Dollars ($90,250,000) to SFX at Closing (the "Cash Consideration") by wire transfer of immediately available funds to a Qualified Intermediary as defined in Treas. Reg. Section 1.1031(k)-1(g)(4).

                 2.7. Allocation of Values. (a) Chancellor, Chancellor Licensee and SFX agree that the fair market value of all the assets included in the Houston Assets is One Hundred and Forty-Three Million Two Hundred and Fifty Thousand Dollars ($143,250,000) and that the fair market value of all of the assets included in the Jacksonville Assets is Fifty-Three Million Dollars ($53,000,000). The fair market value of the Houston Assets and the Jacksonville Assets shall be allocated on the basis of appraisals (the "Appraisals") to be prepared by Broadcast Investment Analysts, whose fees and expenses shall be borne equally by Chancellor and SFX. The parties shall direct Broadcast Investment Analysts to deliver the Appraisals promptly after the execution hereof and to set forth in the Appraisals the fair market value of each asset included in the Houston Assets and Jacksonville Assets.

                          (b)     Within 30 days of the receipt of the
Appraisals, Chancellor and SFX shall prepare a schedule (the "Section 1031 Schedule") that sets forth the "exchange groups" and "residual groups" (as each quoted term is defined by Treas. Reg. 1.1031(j)), together with each asset included in the Houston and Jacksonville Assets that belongs to the relevant exchange group or residual group. Chancellor and SFX shall cooperate in good faith to resolve any issues relating to the Section 1031 Schedule in order to agree on a single final Section 1031 Schedule.

                          (c)     Chancellor and Chancellor Licensee, as
necessary, shall prepare IRS Form 8594 and IRS Form 8824 reflecting the fair market value of the Assets they transferred and received as determined in accordance with the above provisions and shall forward such forms to SFX within thirty (30) days after receipt of the Appraisals. SFX shall prepare IRS Form 8594 and IRS Form 8824 reflecting the fair market value of the Assets it transferred and received as determined in accordance with the above provisions and shall forward such forms to Chancellor and Chancellor Licensee within thirty (30) days after receipt of the Appraisals. Each of Chancellor, Chancellor Licensee and SFX, as necessary, shall file with their respective federal income tax returns, for the tax year in which the Closing occurs, IRS Form 8594 and IRS Form 8824 as prepared in accordance with the foregoing. Each of Chancellor, Chancellor Licensee and SFX, as necessary, shall deliver to the other parties hereto a copy of the IRS Form 8594 and IRS Form 8824 as filed with their respective federal income tax return within thirty days of the filing of such return. Chancellor, Chancellor Licensee and SFX hereto hereby covenant and agree with each other that they will not take a position on any income tax return that is in any way inconsistent with the terms of this Section 2.7.

                          (d)     Notwithstanding any other provision of this
Agreement, the provisions of this Section 2.7 shall survive the Closing without limitation.

                 2.8. Excluded Assets. (a) Notwithstanding anything to the contrary set forth herein, the Jacksonville Assets shall not include the following:

                                  (i) all books and records related solely to internal corporate/partnership matters and any other books and records not related to the business or operations of the Jacksonville Stations and any books and records that Chancellor is required by law to retain, all general ledger and accounts receivable records, and all payables records and invoices, provided that, at SFX's request, Chancellor shall provide SFX, at SFX's expense, with copies of such records covering the period that Chancellor Licensee was licensee of the Jacksonville Stations;

                                  (ii)     all books, records, and other
                          intangible assets related solely to Chancellor's and Chancellor Licensee's internal corporate matters and not related to the operation of the Jacksonville Stations;

                                  (iii)    all claims, rights, and interest in
                          and to any refunds for federal, state, or local franchise, income, or other Taxes or fees of any nature whatsoever relating to Taxes and fees for which Chancellor or Chancellor Licensee is the responsible party;

                                  (iv)     Chancellor's cash on hand as of the
                          Cut-Off Time and all other cash in any bank account of Chancellor; any and all cash equivalents, certificates of deposit, bonds, repurchase agreements, letters of credit, marketable securities, or other similar items;

                                  (v)      all insurance policies;

                                  (vi)     all employee plans of Chancellor
                          related to the Jacksonville Stations, including all trusts and other funding arrangements and the assets and liabilities;

                                  (vii)    the rights of Chancellor under this
                          Agreement or any other agreement executed in connection herewith; and

                                  (viii)   the capital stock of any subsidiary
                          of Chancellor.

                          (b)     Notwithstanding anything to the contrary set
forth herein, the Houston Assets shall not include the following:

                                  (i)      all Accounts Receivable;

                                  (ii) all books and records related solely to internal corporate/partnership matters and any other books and records not related to the business or operations of the Houston Stations and any books and records that SFX is required by law to retain, all general ledger and accounts receivable records and all payables records and invoices, provided that, at Chancellor's request, SFX shall provide Chancellor, at Chancellor's expense, with copies of such records covering the period that SFX was licensee of the Houston Station;

                                  (iii)    all books, records, and other
                          intangible assets related solely to SFX's internal corporate matters and not related to the operation of the Houston Station;

                                  (iv)     all claims, rights, and interest in
                          and to any refunds for federal, state, or local franchise, income, or other Taxes or fees of any nature whatsoever relating to Taxes and fees for which SFX is the responsible party;

                                  (v) SFX's cash on hand as of the Cut-Off Time and all other cash in any bank account of SFX, any and all cash equivalents, certificates of deposit, bonds, repurchase agreements, letters of credit, marketable securities, or other similar items;

                                  (vi)     all insurance policies;

                                  (vii) all employee plans of SFX related to the Houston Station, including all trusts and other funding arrangements and the assets and liabilities thereof;

                                  (viii)   the rights of SFX under this
                          Agreement or any other agreement executed in connection herewith; and

                                  (ix)     the capital stock of any subsidiary
                          of SFX.

                 2.9.     Assumption of Liabilities.  (a)   Chancellor shall
not assume or undertake to pay, satisfy or discharge any liabilities, obligations, commitments or responsibilities of SFX except for those arising under Houston Contracts and Houston Real Property Leases assumed by Chancellor under this Agreement and then, with respect to liabilities, obligations, commitments or responsibilities under any such Houston Contract or Houston Real Property Lease, only those liabilities, obligations, commitments and responsibilities accruing after and relating exclusively to the operation of the Houston Station after the date on which such Houston Contract or Houston Real Property Lease was assumed by Chancellor.

                          (b)     SFX shall not assume or undertake to pay,
satisfy or discharge any liabilities, obligations, commitments or responsibilities of Chancellor except for those arising under Jacksonville Contracts or Jacksonville Real Property Leases assumed by SFX under this Agreement and then, with respect to liabilities, obligations, commitments or responsibilities under any such Jacksonville Contract or Jacksonville Real Property Lease, only those liabilities, obligations, commitments and responsibilities accruing after and relating exclusively to the operation of the Jacksonville Stations after the date on which such Jacksonville Contract or Jacksonville Real Property Lease was assumed by SFX.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF SFX

                 SFX represents and warrants to Chancellor and Chancellor Licensee as follows:

                 3.1. Organization and Standing. SFX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in, and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a material adverse effect. SFX has all necessary organizational power and authority to own, lease and operate the Houston Assets and to carry on the business and operations of the Houston Station as now conducted and as proposed to be conducted by it between the date hereof and the Closing Date.

                 3.2. Authorization of Agreement; No Breach. SFX has all necessary organizational power and authority to execute, deliver and perform this Agreement and such other agreements as are necessary to consummate the transactions contemplated hereby. Subject to the receipt of the consents and approvals required elsewhere herein, this Agreement constitutes the legally valid and binding obligation of SFX, enforceable against SFX in accordance with its terms, except as such enforceability may be limited by bankruptcy and laws affecting the enforcement of creditors' rights generally or equitable principles. Assuming that said consents and approvals are obtained, neither such execution, delivery and performance nor compliance by SFX with the terms and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of SFX or any material judgment, order injunction, decree, regulation or ruling of any court or any other governmental authority to which SFX is subject or any material agreement or contract to which SFX is a party or to which SFX is subject, or constitute a material default thereunder.

                 3.3. Qualification as Assignor. No facts exist which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify SFX as an assignor of the FCC Licenses to be assigned to Chancellor Licensee hereunder.

                 3.4. Absence of Conflicting Orders. SFX is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which prohibits or prevents the performance of this Agreement or the consummation of any transaction contemplated under this Agreement, and there is no litigation, administrative action, arbitration, proceeding or investigation pending, or to SFX's knowledge, threatened, against SFX or its Affiliates, or affecting SFX or its Affiliates in any federal, state or local court or before any administrative agency or arbitrator that would adversely affect SFX's ability to perform its obligations under this Agreement or would prohibit the consummation of the transactions contemplated hereunder.

                 3.5. Absence of Litigation. There is no material action, suit, investigation, claim, arbitration, litigation or similar proceeding, nor any order, decree or judgment pending or, to SFX's knowledge, threatened, against SFX, the Houston Assets or the Houston Station before any governmental authority.

                 3.6. Taxes. No event has occurred that could impose on Chancellor any liability for any taxes, penalties or interest due or to become due from SFX from any taxing authority.

                 3.7. Title. SFX is the valid and legal holder of the Houston Station Licenses. SFX has a valid leasehold interest in all Houston Leased Property. SFX has good and marketable title to the Houston Personal Property and the Houston Intellectual Property, free and clear of any Liens, except for Permitted Liens and Liens that will be removed at or prior to Closing.

                                  ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF
                       CHANCELLOR AND CHANCELLOR LICENSEE

                 Chancellor and Chancellor Licensee represent and warrant to SFX, as follows:

                 4.1. Title. Chancellor Licensee is the valid and legal holder of the Jacksonville Station Licenses. Chancellor has good and marketable fee simple title to all fee estates included in the Jacksonville Real Property and good title to all other owned Jacksonville Real Property, in each case free and clear of all Liens, except for Permitted Liens and Liens that will be removed at or prior to Closing. Chancellor has a valid leasehold interest in the Jacksonville Leased Property. Chancellor has good and marketable title to Jacksonville Personal Property and the Jacksonville Intellectual Property, free and clear of any Liens, except for Permitted Liens and Liens that will be removed at or prior to Closing.

                                   ARTICLE V.
                                   COVENANTS

                 SFX, Chancellor and Chancellor Licensee covenant and agree that for the applicable periods set forth below, they shall act in accordance with the following:

                 5.1. Employees. (a) As of the Closing Date, SFX is terminating all of its employees at the Houston Station (other than those employees that are employed pursuant to written employment contracts, which employment contracts shall be assigned to Chancellor). SFX shall be liable for all severance and other similar benefits to which such employees are entitled as a result of their employment by SFX prior to the Closing Date under all employee plans, applicable law or otherwise. Chancellor or Chancellor Licensee may, but shall not be obligated to, offer employment to each of those employees previously employed by SFX to be terminated as of the Closing Date. Such offer of employment shall be under any terms and conditions that Chancellor or Chancellor Licensee deems appropriate.

                          (b)     As of the Closing Date, Chancellor is
terminating all of its employees at the Jacksonville Stations (other than those employees that are employed pursuant to written employment contracts, which employment contracts shall be assigned to SFX). Chancellor shall be liable for all severance and other similar benefits to which such employees are entitled as a result of their employment by Chancellor prior to the Closing Date under all employee plans, applicable law or otherwise. SFX may, but shall not be obligated to, offer employment to each of those employees previously employed by Chancellor to be terminated as of the Closing Date. Such offer of employment shall be under any terms and conditions that SFX deems appropriate.

                 5.2. Post-Closing Covenants. (a) For a period of six years after the Closing Date, each party agrees to make available to the other party after Closing, upon request, any records, files, documents and correspondence of the Stations, the Jacksonville Assets or the Houston Assets that are reasonably determined by such party to be necessary or appropriate in connection with the filing of any report with a governmental agency or the prosecution or defense of any claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, to which the requesting party is a party. The requesting party shall reimburse the other party for any expenses incurred pursuant to this
Section 5.2, including reimbursement for the time of any of such party's employees, including any employee of the Station that is the subject of such request. Each party shall exercise its rights under this Section 5.2 so as not to unreasonably interfere with or disrupt the operations of the other party. For a period of six years after the Closing Date, at least 30 days prior to discarding or destroying any books or records relating to the Jacksonville Assets or the Houston Assets that are being exchanged hereunder, each party shall give the other party notice of its intended action and an opportunity for such other party to retain any of the books or records proposed to be discarded or destroyed by such party.

                          (b)     Within ten (10) days following the Closing,
SFX shall deliver to Chancellor a schedule of accounts receivable of the Houston Station as of the Cut-Off Time (the "Houston Schedule of Accounts Receivable"). Chancellor agrees to collect for SFX all accounts receivable for broadcasts on the Houston Station which occur prior to the Cut-Off Time (the "Houston Accounts Receivable") as shown on the Houston Schedule of Accounts Receivable for a period of ninety (90) days following the Closing. SFX will, at the Closing, provide Chancellor a power of attorney or other required authorization for the limited purpose of allowing Chancellor to endorse and deposit checks and other instruments received in payment of such Houston Accounts Receivable. All payments received by Chancellor from any customer whose name appears in the Houston Schedule of Accounts Receivable and who is also a customer of Chancellor shall be credited as payment of the account or invoice designated by such customer. In the absence of any such designation by the customer, payments shall be first credited to the oldest invoice which is not disputed by said customer. Chancellor shall keep accurate records of the payment received by it on such Houston Accounts Receivable and SFX shall have access at reasonable times to Chancellor's records to verify such status of the Houston Accounts Receivable. Chancellor shall promptly deposit amounts collected with respect to the Houston Accounts Receivables into an account designated by SFX. Within thirty (30) days after the last business day of each calendar month, Chancellor shall remit to SFX a written accounting of amounts previously collected by Chancellor on such Houston Accounts Receivable and an accounts receivable aging report for those Houston Accounts Receivable still outstanding. Any Houston Accounts Receivable that have not been collected within such ninety (90) day period shall be returned to SFX, together with all records in connection therewith including, but not limited to a final accounting of the Houston Accounts Receivable still outstanding. Chancellor shall not have the right to compromise, settle or adjust the amounts of any such Houston Accounts Receivable without SFX's prior written consent. Except to remit collected Houston Accounts Receivable in accordance herewith, Chancellor shall have no liability or obligation to SFX with respect to the collection of SFX's accounts and shall not be obligated to take any action to collect such accounts.

                                  ARTICLE VI.
                 CONDITIONS TO THE PARTIES' OBLIGATION TO CLOSE

                 Concurrently with, or prior to the execution and delivery of this Agreement, the following actions shall have occurred:

                 6.1. Long Island/Jacksonville Exchange Agreement. The Asset Exchange Agreement between SFX Broadcasting and Chancellor dated July 1, 1996, as amended, providing for the exchange of SFX Broadcasting's Long Island radio stations for the Jacksonville Stations (the "Long Island/Jacksonville Exchange Agreement"), shall have been terminated without legal challenge by any party.

                 6.2. Capstar/SFX Merger. The merger between SFX Broadcasting and an affiliate of Capstar (the "Capstar/SFX Merger") shall have closed, either prior to, or contemporaneous with, the closing of this Agreement.

                 6.3. Litigation. No action, suit, proceeding, litigation or investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                 6.4. Deliveries. Chancellor, Chancellor Licensee and SFX shall have made all the deliveries set forth in Section 7.3 and Section 7.4, respectively.

                                  ARTICLE VII.
                                    CLOSING

                 7.1. Closing. Subject to the terms and conditions of this Agreement, the closing of this transaction (the "Closing") shall take place on the date hereof. The Closing shall be held at 10:00 a.m. in the offices of Weil, Gotshal, & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place or time as the parties may agree.

                 7.2. Adjustments. (a) Within thirty (30) days after the Closing Date, Chancellor and SFX shall make a good faith estimate of the adjustment to the Cash Consideration customary in radio broadcast station transactions for Proration Items (the "Proration Amount") to reflect that all Proration Items of the Stations shall be apportioned between Chancellor and SFX in accordance with the principles that (i) Chancellor, in the case of the Jacksonville Stations, and SFX, in the case of the Houston Station shall receive the benefit of all revenues, refunds, deposits and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Stations, for the period prior to the Cut-Off Time, and (ii) Chancellor, in the case of the Houston

Station, and SFX, in the case of the Jacksonville Stations, shall receive the benefit of all revenues, refunds, deposits and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Stations, from and after the Closing Date. In determining such adjustments, adjustments shall be made for contracts for the sale of advertising time for consideration other than cash ("Trade Agreements") only to the extent of any Net Negative Trade Balance (as defined below) and only to the extent that the Net Negative Trade Balance exceeds $50,000 on the Houston Station, in the case of SFX, or $50,000 on the Jacksonville Stations, in the case of Chancellor. "Net Negative Trade Balance" means the extent, if any, to which the value (at current rates for time on the applicable Station as of the Cut-Off Time) of unfulfilled obligations of the applicable Station under Trade Agreements exceed the stated value of any consideration yet to be received by such Station pursuant to such Trade Agreements. Determinations pursuant to this Section 7.2 shall be made in accordance with generally accepted accounting principles consistently applied for the period prior to the Closing Date.

                          (b)     Within ninety (90) days after the Closing
Date, Chancellor and SFX shall deliver to each other in writing and in reasonable detail a good faith final determination of the Proration Amount determined as of the Closing Date under Section 7.2(a) (the "Final Proration Amount"). Each of Chancellor and SFX shall provide the other with reasonable access to the properties, books and records relating to the Stations for the purpose of determining the Final Proration Amount. If Chancellor or SFX disagree with the amounts of the Final Proration Amount, they shall so notify each other in writing within thirty (30) days after the date of receipt of the Final Proration Amount, specifying in detail any point of disagreement; provided however, that if either Chancellor or SFX fails to notify the other party of such disagreement within such thirty (30) day period, the determination of the Final Proration Amounts shall be final, conclusive and binding on each of Chancellor and SFX. After the receipt of any notice of disagreement, each party shall negotiate in good faith to resolve any disagreements regarding the Final Proration Amount. If any such disagreement cannot be resolved by the parties within thirty (30) days after notice has been received of the existence of such disagreement, the parties shall jointly select a nationally recognized independent public accounting firm (which has not performed any services for either Chancellor or SFX or any of their respective subsidiaries at any time during the two (2) year period prior to the date such firm is selected (the "Accounting Firm")), to review the determination of the Final Proration Amount and to resolve as soon as possible all points of disagreement raised by either party. All determinations made by the Accounting Firm with respect to the Final Proration Amount shall be final, conclusive and binding on the parties. The fees and expenses of the Accounting Firm incurred in connection with any such determination shall be shared one-half by Chancellor and one-half by SFX.

                 Upon determination of the Final Proration Amount, the appropriate party shall pay such amounts in cash, within two (2) business days following the final determination of the Final Proration Amount. Any amounts paid pursuant to this Section 7.2(b) shall be by wire transfer of immediately available funds for credit to the recipient at a bank account identified by such recipient in writing.

                 Chancellor and SFX agree that prior to the date of the final determination of the Final Proration Amount pursuant to this Section 7.2(b) (by the Accounting Firm or otherwise), neither party will destroy any records pertaining to, or necessary for, the final determination of the Final Proration Amount.
                 7.3. Documents to be Delivered by Chancellor and Chancellor Licensee. Concurrently with the execution and delivery of this Agreement, Chancellor has delivered to SFX the following:

                          (a)     instruments of conveyance and transfer, in
form and substance reasonably satisfactory to counsel to SFX, effecting the assignment, transfer, conveyance and delivery of the Jacksonville Assets to SFX, including, but not limited to, the following:

                                  (i)      assignments of the Jacksonville
                          Station Licenses,

                                  (ii)     bills of sale for the Jacksonville
                          Personal Property;

                                  (iii)    assignments of Jacksonville Real
                          Property Leases and Jacksonville Contracts (including copies of all Jacksonville Required Consents); and

                                  (iv)     assignment of the Jacksonville
                          Intellectual Property.

                          (b)     certified resolutions of the board of
directors and shareholders (if required by law) of Chancellor and Chancellor Licensee authorizing the execution, delivery and performance of this Agreement;

                          (c)     a special warranty deed, in a form recordable
in the State of Florida, for each parcel of the Jacksonville Owned Real Property, which deed shall convey insurable, fee simple title for that parcel free and clear of all Liens, subject to standard title exceptions and survey exceptions, none of which will impair or interfere with the continued use of such parcel as such is currently used; and

                          (d)     such other documents as may reasonably be
requested by SFX's counsel.

                 7.4. Documents to be Delivered by SFX. At the Closing, SFX shall deliver or cause to be delivered to Chancellor and Chancellor Licensee the following:

                          (a)     instruments of conveyance and transfer, in
form and substance reasonably satisfactory to counsel to Chancellor, effecting the assignment, transfer, conveyance and delivery of the Houston Assets to Chancellor and Chancellor Licensee including, but not limited to, the following:

                                  (i)      assignments of the Houston Station
                          Licenses;

                                  (ii)     bills of sale for the Houston
                          Personal Property;

                                  (iii) assignments of Houston Real Property Leases and Houston Contracts (including copies of all Houston Required Consents); and

                                  (iv)     assignment of the Houston
                          Intellectual Property.

                          (b)     certified resolutions of the board of
directors and shareholders (if required by law) of SFX authorizing the execution, delivery and performance of this Agreement;

                          (c)     an affidavit to the effect that SFX is not a
"foreign person" within the meaning of Section 1445 of the Code;

                          (d)     such other documents as may reasonably be
requested by counsel to Chancellor and Chancellor Licensee.

                                 ARTICLE VIII.
                       TRANSFER TAXES; FEES AND EXPENSES

                 8.1. Transfer Taxes and Similar Charges. All costs of transferring the Jacksonville Assets and the Houston Assets in accordance with this Agreement shall be allocated among the parties as follows:

                          (a)     Chancellor shall pay any and all Taxes that
may be imposed by any taxing authority in the nature of sales or use Taxes as a result of the transfer of the Jacksonville Assets from Chancellor to SFX. SFX shall pay any and all Taxes that may be imposed by any taxing authority in the nature of sales or use Taxes as a result of the transfer of the Houston Assets from SFX to Chancellor; and

                          (b)     all other costs and expenses of transferring
the Jacksonville Assets and the Houston Assets, including, without limitation, fees related to the governmental consents referred to in Article III, shall be divided equally between Chancellor and SFX.

                          (c)     As between Chancellor and SFX, the party that
has the primary responsibility under applicable law for filing any return in respect of Taxes described in this Section 8.1 shall prepare such return, subject to the other party's approval, which approval shall not be unreasonably withheld, and timely file such return.

                 8.2. Expenses. Except as set forth in Section 8.1, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                  ARTICLE IX.
                                INDEMNIFICATION

                 9.1. Indemnification by Chancellor and Chancellor Licensee. (a) Chancellor and Chancellor Licensee agree to indemnify and hold harmless SFX, its Affiliates and the officers, directors, partners, employees, agents, advisers and representatives of SFX and its Affiliates ("SFX Indemnitees") from and against, and pay or reimburse each SFX Indemnitee for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in connection with the investigation or defense thereof or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                                  (i) any inaccuracy of any representation or warranty made by Chancellor or Chancellor Licensee herein or in any certificate, document or instrument delivered to SFX pursuant to Section 7.3;

                                  (ii)     any failure of Chancellor or
                          Chancellor Licensee to perform any covenant or agreement hereunder;

                                  (iii)    any claims of third parties with
                          respect to the business and operations of the Jacksonville Stations or the ownership of the Jacksonville Assets prior to the commencement of the Jacksonville LMA not expressly assumed by SFX under
                          Section 2.9 hereof or under the Jacksonville LMA;

                                  (iv)     any liabilities, obligations,
                          commitments or responsibilities of Chancellor or Chancellor Licensee not expressly assumed by SFX under Section 2.9;

                                  (v)      any failure of Chancellor or
                          Chancellor Licensee to comply with applicable bulk sales laws (in consideration of which indemnification obligation SFX hereby waives compliance by Chancellor or Chancellor Licensee with any applicable bulk sales laws);

                                  (vi)     any liabilities, obligations,
                          commitments or responsibilities of SFX expressly assumed by Chancellor or Chancellor Licensee pursuant to Section 2.9; and

                                  (vii)    the ownership of the Houston Assets
                          or the operation of the Houston Station subsequent to the Closing, except to the extent such Loss results from any inaccuracy of any representation or warranty made by SFX herein or in any certificate, document or instrument delivered to Chancellor or Chancellor Licensee pursuant to Section 7.4 or any failure of SFX to perform any covenant or agreement hereunder.

                          (b)     Limitations on Indemnification.

                                  (i)      Notwithstanding anything in Section
                          9.1(a) of this Agreement to the contrary, neither Chancellor nor Chancellor Licensee shall be required to make any indemnification payments until the aggregate amount of Losses resulting from or arising out of the matters referred to in Section 9.1(a) exceeds One Hundred Thousand Dollars ($100,000) in the aggregate; provided that if the aggregate amount of such Losses exceeds such amount, Chancellor and Chancellor Licensee shall be required to indemnify SFX Indemnitees for all Losses indemnifiable under
                          Section 9.1(a) without regard to such One Hundred Thousand Dollar ($100,000) limitation.

                                  (ii)     Chancellor's and Chancellor
                          Licensee's obligations to make any indemnification payments of any kind under Section 9.l(a) shall be limited to Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) in the aggregate.

                 9.2. Indemnification by SFX. (a) General. SFX agrees to indemnify and hold harmless Chancellor, Chancellor Licensee and their Affiliates and the officers, directors, partners, employees, agents, advisers and representatives of Chancellor, Chancellor Licensee and their Affiliates ("Chancellor Indemnitees") from and against, and pay or reimburse each Chancellor Indemnitee for, any and all Losses resulting from or arising out of:

                                  (i) any inaccuracy in any representation or warranty made by SFX herein or in any certificate, document or instrument delivered to Chancellor or Chancellor Licensee pursuant to Section 7.4;

                                  (ii)     any failure of SFX to perform any
                          covenant or agreement hereunder;

                                  (iii)    any claims of third parties with
                          respect to the business and operations of the Houston Station or the ownership of the Houston Assets prior to the Closing not expressly assumed by Chancellor or Chancellor Licensee under Section 2.9;

                                  (iv)     any liabilities, obligations,
                          commitments or responsibilities of SFX not expressly assumed by Chancellor or Chancellor Licensee under
                          Section 2.9;

                                  (v)      any failure of SFX to comply with
                          applicable bulk sales laws (in consideration of which indemnification obligation Chancellor and Chancellor Licensee hereby waives compliance by SFX with any applicable bulk sales laws);

                                  (vi)     any liabilities, obligations,
                          commitments or responsibilities of Chancellor or Chancellor Licensee expressly assumed by SFX pursuant to Section 2.9; and

                                  (vii)    the ownership of the Jacksonville
                          Assets or the operation of the Jacksonville Stations subsequent to the Closing, except to the extent such Loss results from any inaccuracy of any representation or warranty made by Chancellor or Chancellor Licensee herein or in any certificate, document or instrument delivered to SFX pursuant to
                          Section 7.3 or any failure of Chancellor or Chancellor Licensee to perform any covenant or agreement hereunder.

                          (b)     Limitations on Indemnification.

                                  (i)      Notwithstanding anything in Section
                          9.2(a) of this Agreement to the contrary, SFX shall not be required to make any indemnification payments until the aggregate amount of Losses resulting from or arising out of the matters referred to in Section 9.2(a) exceeds One Hundred Thousand Dollars ($100,000); provided that if the aggregate amount of such Losses exceeds such amount, SFX shall be required to indemnify Chancellor Indemnitees for all Losses indemnifiable under Section 9.2(a) without regard to such One Hundred Thousand Dollar ($100,000) limitation.

                                  (ii)     SFX's obligation to make any
                          indemnification payments of any kind under Section 9.2(a) shall be limited to Seven Million One Hundred Sixty Two Thousand Five Hundred Dollars ($7,162,500) in the aggregate.

                 9.3. Survival of Covenants, Representations and Warranties. The provisions hereof, which by their terms are to be performed and observed after the Closing Date, and the several representations, warranties, indemnities and agreements of Chancellor, Chancellor Licensee and SFX herein contained shall survive the Closing Date hereunder for eighteen months following the Closing Date, provided, that notwithstanding the foregoing, the representations and warranties set forth in (i) Section 3.7 and 4.1, to the extent relating to title to the applicable assets, shall survive the Closing Date forever and (ii) Section 3.6 shall survive the Closing Date for the applicable statutes of limitation period plus sixty (60) days. No claim for indemnification may be made pursuant to this Article IX after the applicable survival periods set forth in this Section 9.3 (except that all claims which are properly asserted prior to the expiration of the applicable survival periods set forth in this Section 9.3 shall survive with respect to such claims until the final resolution thereof).

                 9.4. Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or the ability of the Indemnified Party to conduct the business of the Station or Stations acquired by such Indemnified Party hereunder or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.3 and the records of each shall be available to the other with respect to such defense.

                                   ARTICLE X.
                                OTHER PROVISIONS

                 10.1. Publicity. Except as required by applicable law or with the other parties' express written consent, no party to this Agreement nor any Affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

                 10.2. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of SFX, Chancellor or Chancellor Licensee may assign this Agreement without the prior written consent of SFX, in the case of any such assignment by Chancellor and Chancellor Licensee, or Chancellor, in the case of any such assignment by SFX, except that:

                          (a)     SFX may assign its rights and obligations
under this Agreement to one or more Affiliates of SFX, provided that any such assignment shall not relieve SFX from any of its obligations under this Agreement and provided that any such assignment does not delay the Closing
Date. Furthermore, SFX may assign its rights to receive the Cash Consideration under this Agreement to a "qualified intermediary" as defined in Treas. Reg.
Section 1.1031(k)-1(g)(4), subject to all of Chancellor's and Chancellor Licensee's rights and obligations hereunder, and shall promptly provide written notice of such assignment to all parties hereto. Chancellor and Chancellor Licensee shall cooperate with all reasonable requests of SFX and the "qualified intermediary" in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code. Without limiting the generality of the foregoing, Chancellor and Chancellor Licensee shall acknowledge in writing the notification by SFX of the assignment to the "qualified intermediary" of its rights to receive the Cash Consideration and other rights hereunder and Chancellor and Chancellor Licensee hereby agree to pay the Cash Consideration to the "qualified intermediary" rather than to SFX.

                          (b)     Chancellor and Chancellor Licensee may assign
their rights and obligations under this Agreement to one or more Affiliates of Chancellor or Chancellor Licensee, provided that any such assignment shall not relieve Chancellor or Chancellor Licensee from any of their obligations under this Agreement and provided that any such assignment does not delay the Closing Date.

                 10.3. No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

                 10.4. Nature of Representations and Warranties: Entire Agreement, Amendments, etc. (a) It is the explicit intent and understanding of each of the parties hereto that neither party, nor any of its Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles IV and V.

                          (b)     The Master Agreement (and the agreements
contemplated thereby), the Jacksonville LMA, this Agreement and the exhibits and schedules hereto constitute the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein or therein.

                          (c)     No amendment, waiver of compliance with any
provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

                 10.5. Choice of Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its principles of conflict of laws.

                 10.6. Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if
(a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

                 To Chancellor and Chancellor Licensee:

                          c/o Chancellor Media Corporation
                          433 East Las Colinas Blvd.
                          Suite 1130
                          Irving, Texas 75039
                          Attention:  Jeffrey A. Marcus, President and Chief
                                      Executive Officer
                          Fax:  (972) 869-3671

                 Copy to:

                          Latham & Watkins
                          1001 Pennsylvania Avenue, N.W.
                          Suite 1300
                          Washington, D.C. 20004-2505
                          Attention:  Eric L. Bernthal, Esq.
                          Fax:  (202) 637-2201

                 To SFX:

                          c/o Capstar Broadcasting Corporation
                          600 Congress Avenue
                          Suite 1400
                          Austin, Texas 78705
                          Attention:  R. Steven Hicks, President and Chief
                                      Executive Officer
                          Fax:  (512) 340-7890

                 Copies to:

                          c/o Capstar Broadcasting Corporation
                          600 Congress Avenue
                          Suite 1400
                          Austin, Texas 78705
                          Attention:  William Banowsky, General Counsel
                          Fax:  (512) 340-7863

                          and

                          Vinson & Elkins
                          2001 Ross Avenue
                          Suite 3700
                          Dallas, Texas 75201
                          Attention:  Michael D. Wortley, Esq.
                          Fax:  (214) 220-7716

or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery, on the day such delivery, (x) if by certified or registered mail, on the third Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the first Business day after the mailing thereof or (z) if by fax, on the day on which such fax was sent, provided that the sender receive confirmation of such delivery.

                 10.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                 10.8. Further Assurances. SFX shall at any time and from time to time after the Closing execute and deliver to Chancellor and Chancellor Licensee such further assignments, conveyances and other written assurances as Chancellor and Chancellor Licensee may reasonably request in order to vest and confirm in Chancellor and Chancellor Licensee (or their permitted assignees) the title and rights to and in all of the Houston Assets to be and intended to be assigned, transferred, conveyed and delivered hereunder. Chancellor and Chancellor Licensee shall at any time and from time to time after the Closing execute and deliver to SFX such further assignments, conveyances and other written assurances as SFX may reasonably request in order to vest and confirm in SFX (or its permitted assignees) the title and rights to and in all of the Jacksonville Assets to be and intended to be assigned, transferred, conveyed and delivered hereunder.

                 10.9. Arbitration. Chancellor, Chancellor Licensee and SFX agree that any dispute arising out of or relating to this Agreement or the breach, termination, validity hereof or thereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration advisor shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.
The place of arbitration shall be Dallas, Texas. Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.9 shall not apply with regard to any equitable remedies to which any party may be entitled under this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        CHANCELLOR MEDIA CORPORATION
                                        OF LOS ANGELES

                                        By:
                                             -----------------------------------
                                        Name:
                                        Title:

                                        CHANCELLOR MEDIA LICENSEE COMPANY

                                        By:
                                             -----------------------------------
                                        Name:
                                        Title:

                                        SFXTX LIMITED PARTNERSHIP

                                        By:   SFX GP, Inc.


                                        By:
                                             -----------------------------------
                                        Name:
                                        Title: